As filed with the Securities and Exchange Commission on August 29, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HP Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-1081436 (I.R.S. Employer Identification No.)

HP Inc.

1501 Page Mill Road

Palo Alto, CA 94304

(Address of Principal Executive Offices, Zip Code)

Third Amended and Restated HP Inc. 2004 Stock Incentive Plan

Plantronics, Inc. 2003 Stock Plan
(Full title of the plan)

Rick Hansen

Deputy General Counsel, Corporate, and Corporate Secretary

1501 Page Mill Road

Palo Alto, CA 94304

(650) 857-1501

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Shirley Lo HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 (650) 857-1501	Sean Feller Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, CA 90067-3026 (310) 552-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by HP Inc. (“HP” or the “Registrant”) and relates to 30,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), issuable under the Third Amended and Restated HP Inc. 2004 Stock Incentive Plan (the “Plan”), which shares of Common Stock are in addition to (i) the 180,000,000 shares of Common Stock registered on the Registrant’s Form S-8 filed on April 7, 2004 (File No. 333-114253) with respect to the Hewlett-Packard Company 2004 Stock Incentive Plan, (ii) the 65,000,000 shares of Common Stock registered on the Registrant’s Form S-8 filed on April 23, 2010 (File No. 333-168261) with respect to the Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan and (iii) the 172,500,000 shares of Common Stock registered on the Registrant’s Form S-8 filed on April 24, 2013 (File No. 333-188108) with respect to the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan.

Pursuant to a series of transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 25, 2022 (the “Merger Agreement”), by and among the Registrant, Prism Subsidiary Corp., and Plantronics, Inc. (“Poly”), Poly became a wholly owned subsidiary of the Registrant on August 29, 2022 (the “Transaction”). In connection with the Transaction, the Registrant assumed the Plantronics, Inc. 2003 Stock Plan, as previously amended and restated and as most recently amended by the first amendment thereto (the “Poly Plan”). In addition, pursuant to the Merger Agreement, and at the effective time of the Transaction, certain restricted stock units in respect of shares of common stock of Poly that were granted under the Poly Plan and were outstanding as of immediately prior to the effective time of the Transaction were assumed by the Registrant and converted into restricted stock unit awards in respect of shares of Common Stock (the “Assumed Awards”). This Registration Statement registers an additional 1,621,013 shares of Common Stock that may be issued pursuant to such Assumed Awards, as well as 1,342,234 shares of Common Stock that remain available for future issuance under the Poly Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year that ended on October 31, 2021, filed with the Commission on December 9, 2021;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters that ended on January 31, 2022 and April 30, 2022 filed with the Commission on March 7, 2022 and June 3, 2022, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on November 17, 2021, January 13, 2022, February 18, 2022, March 28, 2022, March 31, 2022, April 13, 2022, April 22, 2022, June 8, 2022, June 21, 2022, July 19, 2022, August 26, 2022, and August 29, 2022; and

(d)	the Description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on June 23, 2006 (Commission File No. 001-04423), as updated by Exhibit 4(j) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, filed on December 12, 2019, together with any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

HP’s certificate of incorporation contains a provision eliminating the personal liability of HP’s directors to HP or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.

HP’s bylaws provide for the indemnification of HP’s directors and officers to the maximum extent permitted by Delaware law. HP’s bylaws also provide:

(i) that HP is authorized to enter into individual indemnification contracts with HP’s directors and officers to the fullest extent not prohibited by Delaware law, and

(ii) that HP shall not be required to indemnify any director or officer if (a) the director or officer has not met the standard of conduct which makes indemnification permissible under Delaware law, or (b) the proceeding for which indemnification is sought was initiated by such director or officer and such proceeding was not authorized by the board of directors.

HP maintains liability insurance for HP’s directors and officers. HP has also agreed to indemnify certain officers against certain claims by their former employers as a result of their employment by HP.

In addition, HP’s bylaws give HP the power to indemnify HP’s employees and agents to the fullest extent permitted by Delaware law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No. Exhibit Description

4.1	Registrant’s Certificate of Incorporation (incorporated by reference to Exhibit 3(a) of Registrant’s Form 10-Q filed on June 12, 1998); Registrant’s Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3(b) of Registrant’s Form 10-Q filed on March 16, 2001); Registrant’s Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of Registrant’s Form 8-K filed on October 22, 2015); Registrant’s Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed on April 7, 2016).

4.2	Registrant’s Amended and Restated Bylaws effective February 7, 2019 (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed on February 13, 2019).

4.3	Third Amended and Restated HP Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed on April 22, 2022).

4.4*	Plantronics, Inc. 2003 Stock Plan, as amended and restated.

4.5*	Amendment Number One to the Plantronics, Inc. 2003 Stock Plan, as amended and restated.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page hereto).

107.1*	Filing Fee Table.

____________

*Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park City, State of Utah, on this 29th day of August, 2022.

HP Inc.

By:	/s/ Rick Hansen
Name:	Rick Hansen
Title:	Deputy General Counsel, Corporate, and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Enrique Lores, Marie Myers and Rick Hansen, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Enrique Lores	President and Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2022
Enrique Lores

/s/ Marie Myers	Chief Financial Officer (Principal Financial Officer)	August 29, 2022
Marie Myers

/s/ Jonathan P. Faust	Global Controller (Principal Accounting Officer)	August 29, 2022
Jonathan P. Faust

/s/ Aida Alvarez	Director	August 29, 2022
Aida Alvarez

/s/ Shumeet Banerji	Director	August 29, 2022
Shumeet Banerji

/s/ Robert R. Bennett	Director	August 29, 2022
Robert R. Bennett

/s/ Charles V. Bergh	Director	August 29, 2022
Charles V. Bergh

/s/ Bruce Broussard	Director	August 29, 2022
Bruce Broussard

/s/ Stacy Brown-Philpot	Director	August 29, 2022
Stacy Brown-Philpot

/s/ Stephanie Burns	Director	August 29, 2022
Stephanie Burns

/s/ Mary Anne Citrino	Director	August 29, 2022
Mary Anne Citrino

/s/ Richard L. Clemmer	Director	August 29, 2022
Richard L. Clemmer

/s/ Judith Miscik	Director	August 29, 2022
Judith Miscik

/s/ Kim K.W. Rucker	Director	August 29, 2022
Kim K.W. Rucker

/s/ Subra Suresh	Director	August 29, 2022
Subra Suresh